Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our reports (1) dated May 30, 2023, with respect to the financial statement of Golub Capital Private Credit Fund as of April 30, 2023, (2) dated September 6, 2023, with respect to the financial statements of GCP SG Warehouse 2022-1 as of and for the period ended June 30, 2023, and (3) dated November 22, 2023, with respect to the consolidated financial statements of Golub Capital Private Credit Fund and Subsidiaries as of and for the period ended September 30, 2023, included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-272674), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 30, 2023